Exhibit 4.1

Execution Version

INDENTURE

Dated as of December 8, 2015

Among

GROUP 1 AUTOMOTIVE, INC.

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.250% SENIOR NOTES DUE 2023

Exhibits

Exhibit A	Form of Note

Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors

Exhibit C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit D	Form of Certificate to be Delivered in Connection with Transfers to IAIs

This Indenture, dated as of December 8, 2015, is by and among Group 1 Automotive, Inc., a Delaware corporation (collectively with successors and assigns, the “Company”), the Subsidiary Guarantors party hereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), paying agent and registrar.

The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Company’s 5.250% Senior Notes due 2023 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that direct or indirect beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to constitute control.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of the sum of (i) the redemption price of such Note at December 15, 2018 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments due on such Note through December 15, 2018 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under Section 4.12 or any disposition in connection therewith) by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

(1) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person,

(2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business, or

(3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(a) that consists of a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7,

(b) that constitutes a “Change of Control,”

(c) that is of cash or Cash Equivalents, or a disposition or termination or surrender of contract rights, including settlement of any hedging obligations, or licensing or sublicensing of intellectual property or general intangibles,

(d) that is of obsolete or unusable equipment or assets that are not used or useful in the business, in each case disposed of in the ordinary course of business,

(e) that consists of defaulted receivables for collection or any sale, transfer or other disposition of defaulted receivables for collection,

(f) arising from foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture,

(g) that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary,

(h) in compliance with Section 5.1,

(i) that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary,

(j) arising from any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale and leaseback transaction or asset securitization, or

(k) any transaction or series of related transactions for which the aggregate consideration is less than $15.0 million.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP as in effect on the Issue Date. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests, participations, right in or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Cash Equivalents” means:

(1) dollars and, in the case of Foreign Subsidiaries (including sales of Foreign Subsidiaries), the local currency where such Foreign Subsidiary is operating,

(2) securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition,

(3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and bank deposits, in each case with any lender party to the Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250 million and a Moody’s, S&P or Fitch rating of “B” or better,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper having a rating of at least P-1 from Moody’s and a rating of at least A-1 from S&P,

(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $5 million in the aggregate at any one time, and

(7) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (2) through (6) above.

“Change of Control” means the occurrence of any of the following events:

(1) any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any such Subsidiary, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company, except in a transaction in which the Company becomes a Wholly Owned Subsidiary of another Person and in such transaction the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of such Person representing more than 50% of the voting power of all classes of Voting Stock of such Person immediately after giving effect to such transaction;

(2) the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary; or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction effected to create a holding company of the Company, (a) pursuant to which the Company becomes a Wholly Owned Subsidiary of such holding company, and (b) as a result of which the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of the Company immediately prior to such transaction, shall not be deemed to involve a “Change of Control;” provided further that following such a holding company transaction, references in this definition of “Change of Control” to the Company shall thereafter be treated as references to such holding company.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Cash Flow Available for Fixed Charges” for any period means the Consolidated Net Income for such period increased (to the extent deducted in computing Consolidated Net Income) by the sum of:

(1) Consolidated Fixed Charges for such period, plus

(2) Consolidated Income Tax Expense for such period, plus

(3) the consolidated depreciation and amortization expense included in the income statement of the Company and its Restricted Subsidiaries for such period, plus

(4) other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of, or reserve for, cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) included in the income statement of the Company and its Restricted Subsidiaries for such period, minus

(5) non-cash items increasing Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) Consolidated Cash Flow Available for Fixed Charges for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available to

(2) Consolidated Fixed Charges for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred, repaid or redeemed by the Company or any Restricted Subsidiary (other than revolving credit borrowings Incurred for working capital purposes unless, in connection with any such repayment, the commitments to lend associated with such revolving credit borrowings are permanently reduced or canceled) since the beginning of such period and to any Debt that is proposed to be Incurred, repaid or redeemed by the Company or any Restricted Subsidiary as if in

each case such Debt had been Incurred, repaid or redeemed on the first day of such period; provided, however, that in making such computation, the Consolidated Fixed Charges attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event the Company or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Dispositions or acquisitions had taken place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow Available for Fixed Charges, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC).

“Consolidated Fixed Charges” means for any period the consolidated interest expense, other than interest expense or other items set forth below with respect to Floor Plan Debt and non-cash interest expense attributable to convertible debt securities, included in a consolidated income statement (without deduction of interest income) of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), subject to the limitations above:

(1) the amortization of Debt discounts;

(2) the consolidated amount of interest capitalized by the Company and its Restricted Subsidiaries during such period calculated in accordance with GAAP;

(3) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities;

(4) net fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

(5) Preferred Stock dividends of Restricted Subsidiaries of the Company (other than with respect to Redeemable Stock) declared and paid or payable (other than in exchange for Capital Stock (other than Redeemable Stock));

(6) accrued Redeemable Stock dividends of the Company and its Restricted Subsidiaries, whether or not declared or paid (other than dividends payable in Capital Stock that is not Redeemable Stock);

(7) interest on Debt Guaranteed by the Company and its Restricted Subsidiaries;

(8) interest on Debt issued or Guaranteed by the Company and its Restricted Subsidiaries paid by the issuance of additional Debt; and

(9) the portion of rental expense deemed to be representative of the interest factor attributable to Capital Lease Obligations.

“Consolidated Income Tax Expense” for any period means the consolidated provision for income taxes of the Company and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period,

(2) gains or losses on Asset Dispositions outside of the ordinary course of business by the Company or its Subsidiaries,

(3) all extraordinary gains and extraordinary losses (calculated on an after tax basis),

(4) gains or losses from the early retirement or extinguishment of indebtedness (less all fees and expenses or charges related thereto),

(5) the cumulative effect of changes in accounting principles during such period,

(6) non-cash gains or losses resulting from fluctuations in currency exchange rates,

(7) unrealized hedging gains or losses, or goodwill or other non-cash asset impairment charges,

(8) non-cash interest expense related to convertible debt securities, and

(9) non-cash compensation expense related to equity awards,

provided, further, that for purposes of any determination pursuant to the provisions of Section 4.7, there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor that is subject to a restriction which prevents the payment of dividends or the making of distributions to the Company or another Restricted Subsidiary to the extent of such restriction.

“Consolidated Total Assets” of any Person means, as of any date of determination, the total assets reflected on the most recent publicly available annual or quarterly consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at Wells Fargo Bank, National Association, 750 N. Saint Paul Place, Suite 1750, MAC T9263-170, Dallas, Texas 75201, Attention: Corporate Trust, Municipal & Escrow Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means one or more credit facilities, debt facilities, indentures or commercial paper facilities (including, without limitation, the Revolving Credit Facility), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (excluding obligations with respect to letters of credit securing obligations (other than obligations with respect to borrowed money) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business and with respect to services, excluding deferred compensation to employees), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or engaging such services;

(5) every Capital Lease Obligation of such Person;

(6) all Receivables Sales of such Person which are sold with recourse to such Person;

(7) all Redeemable Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

(8) if such Person is a Restricted Subsidiary, all Preferred Stock issued by such Person;

(9) every net obligation under Interest Rate, Currency or Commodity Price Agreements of such Person; and

(10) every obligation of the type referred to in clauses (1) through (9) of another Person and all dividends of another Person the payment of which, in either case, (a) such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise or (b) is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt or dividends, if and to the extent that any of the preceding items (other than in respect of letters of clause (4)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, Debt shall not include any obligation arising from any agreement entered into in connection with the acquisition of any business or assets with any seller of such business or assets that provides for the payment of earn-outs to such seller or guarantees to such seller a minimum price to be realized by such seller upon the sale of any Common Stock of the Company that was issued by the Company to such seller in connection with such acquisition.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of the valuation. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration received, may not exceed in the aggregate outstanding at any one time the greater of $35.0 million or 1% of the Company’s Consolidated Total Assets determined at the time of such Asset Disposition (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in, or with respect to, such transaction or series of transactions.

“dollars”, “U.S. dollars” or “$” means the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company and any successor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Common Stock that results in aggregate net cash proceeds to the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of Directors of the Company, whose determination will be conclusive for all purposes under this Indenture.

“Floor Plan Debt” means (i) Debt Incurred as a Floor Plan Loan (or other Inventory financing arrangement) under the Revolving Credit Facility, (ii) Debt Incurred under Inventory financing arrangements provided by vehicle manufacturers and/or their affiliates, and (iii) Debt of Foreign Subsidiaries Incurred primarily to finance Inventory in a principal amount not to exceed 110% of the value of the Inventory of such Foreign Subsidiary at the time of Incurrence of such Debt; provided, however, that such Inventory is not subject to a Lien securing any other Floor Plan Debt.

“Foreign Subsidiary” means any Restricted Subsidiary that (x) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia and has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

(2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

(3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Holder” means the Person in whose name the Note is registered on the Security Register.

“IAI” means an investor constituting an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

“Inventory” of any Person means the motor vehicle and motor vehicle parts and supplies inventories of such Person that are held for sale or lease, or are to be used or consumed by such Person, in the ordinary course of business. The value of each particular item of inventory shall be the historical purchase price thereof.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (other than Capital Stock that is neither Redeemable Stock nor Preferred Stock of a Restricted Subsidiary) to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but shall not include:

(1) trade accounts receivable in the ordinary course of business,

(2) any Permitted Interest Rate, Currency or Commodity Price Agreement and

(3) endorsements of negotiable instruments and documents in the ordinary course of business.

“Issue Date” means December 8, 2015.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any sale and leaseback arrangement, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage Facilities” means one or more or more credit facilities or other loans, Capital Leases or other financing arrangements providing for financing for the acquisition or construction of real property, fixtures and improvements thereon, in each case that are used in the business of the Company and its Restricted Subsidiaries and which are secured primarily by Liens on such real property, fixtures or improvements and related assets including insurance payments, leases or rents with respect thereto or proceeds of the foregoing, in each case as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon, or with respect to, such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors delivered to the Trustee.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within three Business Days after the Offer Expiration Date. The Offer shall contain a description of the events requiring the Company to make the Offer to Purchase and all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Offer Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile or other electronic transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

If any of the Notes subject to an Offer to Purchase is in global form, then the Offer shall be modified by the Company to the extent necessary to comply with the procedures of the Depositary applicable to repurchases. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Memorandum” means the Company’s offering memorandum, dated December 3, 2015, relating to the offer and sale of the Initial Notes.

“Officer” means any of the following of the Company or any Subsidiary Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary (or, with respect to a Subsidiary Guarantor, any member or general partner authorized to act on behalf of such Subsidiary Guarantor).

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 11.5 of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Company or the Trustee.

“Pari Passu Debt” means Debt of the Company or a Restricted Subsidiary that is pari passu in right of payment with the Notes. For the purposes of this definition, no Debt will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Acquisition Debt” means Debt of the Company or any of the Restricted Subsidiaries to the extent such Debt was Debt:

(1) of an acquired Person prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired and not Incurred in contemplation of such acquisition; or

(2) of a Person that was merged, consolidated or amalgamated with or into the Company or a Restricted Subsidiary that was not Incurred in contemplation of such merger, consolidation or amalgamation,

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto,

(a) the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or

(b) the Consolidated Coverage Ratio for the Company would be not less than the Consolidated Coverage Ratio for the Company immediately prior to giving effect to such transaction.

“Permitted Interest Rate, Currency or Commodity Price Agreement” of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions (or, in the case of commodity protection agreement, utilities) in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred or proposed to be Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations and not for purposes of speculation.

“Permitted Investments” means:

(1) any Investment in the Company or a Restricted Subsidiary or a Person that will become or be merged into or consolidated with a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time it is acquired by or merged into the Company or a Restricted Subsidiary;

(2) any Investment in a Permitted Joint Venture which, together with any other outstanding Investment made pursuant to this clause (2), does not exceed the greater of $35.0 million or 1.0% of the Company’s Consolidated Total Assets at the time of such Investment;

(3) any Investment in cash and Cash Equivalents, or investments in Permitted Interest Rate, Currency or Commodity Price Agreements;

(4) any non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of Asset Disposition) that was made in compliance with Section 4.10;

(5) prepaid expenses advanced to employees in the ordinary course of business or other loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(6) guarantees of Debt made in compliance with Section 4.9;

(7) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (7) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(8) Investments acquired with the net cash proceeds received by the Company after the date of this Indenture from the issuance and sale of Capital Stock (other than Redeemable Stock) or made in exchange for Capital Stock (other than Redeemable Stock or Preferred Stock); provided that such net cash proceeds are used to make such Investment within 10 days of the receipt thereof and the amount of all such net cash proceeds will be excluded from clause (4)(iii)(2) of Section 4.7(a); and

(9) any other Investment that, when taken together with all other Investments made pursuant to this clause (9) since the Issue Date and outstanding on the date such Investment is made, does not exceed the greater of $75.0 million and 2% of Consolidated Total Assets.

“Permitted Joint Venture” means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person):

(1) in which the Company and its Restricted Subsidiaries own an Equity Interest of at least 25% of the Equity Interest of all joint venturers thereof; and

(2) which engages only in a business of the type conducted by the Company and its Subsidiaries on the Issue Date or any business ancillary thereto or supportive thereof.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Debt under Credit Facilities outstanding or Incurred under clause (1) of the definition of Permitted Debt;

(2) Liens securing Debt under the Mortgage Facilities and Liens securing Floor Plan Debt;

(3) Liens securing any Debt which became Debt pursuant to a transaction permitted under Section 5.1 or securing Debt which was created prior to (and not created in connection with, or in contemplation of) the Incurrence of such Debt (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Debt is permitted under the provisions of Section 4.9;

(4) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6) Liens under the Company’s joint collateral accounts, concentration accounts, deposit accounts or other funds maintained with a depositary institution or bank; provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations issued by the Federal Reserve Board;

(7) Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or merging with or into or consolidating or amalgamating with the Company or any Restricted Subsidiary of the Company; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(8) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(10) Liens existing on the Issue Date;

(11) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(12) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(14) Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed by the Company or a Restricted Subsidiary in the ordinary course of business; provided that: (a) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(15) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(18) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

(19) Liens securing Permitted Interest Rate, Currency or Commodity Price Agreements;

(20) Liens to secure Debt of any Foreign Subsidiary of the Company or any Restricted Subsidiary that is not a Subsidiary Guarantor securing Debt of such Foreign Subsidiary or such Restricted Subsidiary that is permitted by the terms of this Indenture to be Incurred;

(21) Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Debt;

(22) Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;

(23) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;

(24) Liens in favor of the Company or a Restricted Subsidiary;

(25) Liens not otherwise covered by clauses (1) – (24) securing Debt in an aggregate amount outstanding at any one time not to exceed $50.0 million; and

(26) Liens securing Debt Incurred to refinance Debt that was previously so secured (or otherwise replacing any such Lien), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Debt” means any Debt of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Company or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of, plus premium, if any, and accrued and unpaid interest on the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) the Permitted Refinancing Debt has a final maturity date no earlier than the earlier of the final maturity date of the Debt being extended, refinanced, renewed, replaced, deferred or refunded or 91 days after the final maturity date of the Notes;

(3) the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the shorter of (A) the Average Life of the Debt being extended, refinanced, renewed, replaced, deferred or refunded and (B) 91 days after the Average Life of the Notes;

(4) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) such Debt is not incurred by a Restricted Subsidiary if the Company is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Subsidiary Guarantor may Guarantee Permitted Refinancing Debt incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Rating Agencies” means Moody’s and S&P.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

“Receivables Sale” of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (other than in exchange for Capital Stock of the Company that is not Redeemable Stock) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof (other than in exchange for Capital Stock of the Company that is not Redeemable Stock), in whole or in part, at any time prior to the final Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Replacement Assets” means:

(1) properties and assets (other than cash, Cash Equivalents, or any Capital Stock or other security) that will be used in the automotive retail business, the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof; and

(2) Capital Stock of any Person that is engaged in the automotive retail business, the business of the Company and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof and that will be merged or consolidated with or into a Restricted Subsidiary or that will become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

“Revolving Credit Facility” means the Ninth Amended and Restated Revolving Credit Agreement dated as of June 20, 2013 among the Company, its subsidiaries listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Comerica Bank, as floorplan agent, Bank of America, N.A., as syndication agent, U.S. Bank, N.A. and Wells Fargo Bank, N.A., as documentation agents and other lending institutions party thereto and any amendment, modification, renewal, extension, refinancing, refunding or replacement thereof in one or more agreements.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries represents 10% or more of the Company’s total consolidated assets at the end of the most recent fiscal quarter for which financial information is available or 10% or more of the Company’s consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available.

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Company or a Subsidiary Guarantor that is expressly subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee, as appropriate, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means:

(1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or

(2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s obligations under this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company on the Issue Date that is a party to this Indenture for purposes of providing a Subsidiary Guarantee with respect to the Notes, and each other Restricted Subsidiary that is required to, or at the election of the Company, does become a Subsidiary Guarantor by the terms of this Indenture after the Issue Date and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of this Indenture.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2018; provided, however, that if the period from such redemption date to December 15, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to December 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“United States” or “U.S.” means the United States of America.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Act”	11.14
“Alternate Offer”	4.13
“Authentication Order”	2.2
“Change of Control Offer”	4.13
“Change of Control Purchase Price”	4.13
“Covenant Defeasance”	8.3
“Deposit Trustee”	8.5
“EDGAR”	4.3(a)
“Event of Default”	6.1
“Excess Proceeds”	4.10(c)
“Institutional Accredited Investor Note”	2.1(b)
“Legal Defeasance”	8.2
“Note Amount”	4.10(c)(1)
“Offer Date”	4.10(c)
“Offer Expiration Date”	1.1
“Offered Price”	4.10(c)
“Pari Passu Debt Amount”	4.10(c)(2)
“Pari Passu Offer”	4.10(c)(2)
“Permitted Debt”	4.9(b)
“Purchase Date”	1.1
“QIBs”	2.1(b)
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Required Filing Dates”	4.3(a)
“Resale Restriction Termination Date”	2.15(a)
“Restricted Payment”	4.7(a)(4)
“Restricted Period”	2.15(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Successor Company”	5.1(a)(1)
“Successor Subsidiary Guarantor”	5.1(b)(1)(A)
“Unrestricted Subsidiary”	4.16(a)

SECTION 1.3. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture expressly refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Subsidiary Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Subsidiary Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the SEC rules under the TIA have the meanings so assigned to them therein.

SECTION 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(8) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, outside the United States pursuant to Regulation S, to IAIs or to the Company, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes resold to IAIs in the United States shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Institutional Accredited Investor Note”), deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, at the direction of the Trustee. Transfers of Notes among QIBs, to or by purchasers pursuant to Regulation S and to or by IAIs shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Company by manual, facsimile or PDF transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Company signed by an Officer of the Company (an “Authentication Order”) directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Company.

SECTION 2.3. Registrar; Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Company shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the relevant provisions of the TIA that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent at the Corporate Trust Office of the Trustee.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or any of its Subsidiaries) shall have no further liability for such money. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Company, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days of such notice, (iii) an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iv) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes.

(c) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and certificated Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, Section 2.10, Section 3.6, Section 4.10, Section 4.13 or Section 9.5).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes under Section 3.2 hereof and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Company shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company, the Subsidiary Guarantors or any of their respective Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date or date of redemption, money sufficient to pay all amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Subsidiary Guarantors or by any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Sections 2.7 and 2.16, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice.

SECTION 2.12. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers, and, if it does so, the Trustee shall use the CUSIP and/or ISIN number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP number and ISIN number.

SECTION 2.15. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue, the original issue date of any Additional Notes and the last date on which the Company or any Affiliate of the Company was the owner of such securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Company or the Trustee, the receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the date which is forty days after the later of the Issue Date, the closing date of the issuance of any Additional Notes and when the Notes or any predecessor of the Notes are first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Restricted Period”):

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C hereof from the proposed transferor and, if requested by the Company or the Trustee, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) of this Section 2.15 above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Company may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Company.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16. Issuance of Additional Notes. The Company shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and provided, further, that if any Additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, as determined by the Company, such Additional Notes will have a separate CUSIP number and ISIN. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officers’ Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officers’ Certificate setting forth the (i) the paragraph of the Notes and/or section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date (which, in the case of a redemption subject to conditions, may be subject to extension of not more than three months until such conditions are satisfied), (iii) principal amount of Notes to be redeemed and (iv) the redemption price or the method for determining the redemption price.

SECTION 3.2. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes (or portions of Notes) to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis or by lot (except that any Notes represented by a Global Note will be redeemed by such method the Depositary may require); provided, however that no Notes of $2,000 in original principal amount or less shall be redeemed in part. Notwithstanding anything to the contrary stated herein, to the extent any such Notes are held in the form of Global Notes, the Notes to be redeemed shall be selected in accordance with the applicable procedures and requirements of DTC.

SECTION 3.3. Notice of Redemption. The Company shall mail or cause to be mailed (in each case sent by first class mail) in accordance with Section 11.2 and, in the case of Global Notes given in accordance with DTC procedures, a notice of redemption pursuant to Section 3.7 to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 30 days but not more than 60 days before the expected redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in accordance with Article VIII) (which, in the case of a redemption subject to conditions, may be subject to extension of not more than three months until such conditions are satisfied).

The notice shall identify the Notes to be redeemed (including the name of the Notes, the series, “CUSIP” numbers and corresponding “ISINs”, if applicable, interest rate, maturity date and, if known, certificate numbers) and shall state:

(1) the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension of not more than three months until such conditions are satisfied);

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least five Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Subject to the next paragraph, once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price.

Notice of redemption may, at the option and discretion of the Company, be subject to one or more conditions precedent. If any such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the discretion of the Company the redemption date may be delayed until such time (not more than three months following the date of such notice) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

SECTION 3.5. Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the redemption price, together with accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price and accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed.

If the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to December 15, 2018 at the option of the Company, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Company will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, file an Officers’ Certificate with the Trustee setting forth the Treasury Rate and Applicable Premium and showing the calculation of each in reasonable detail.

(b) At any time or from time to time on or after December 15, 2018, the Company, at its option, may redeem the Notes in whole or in part, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning December 15 of the years indicated below:

Year	Redemption Price
2018	103.938%
2019	102.625%
2020	101.313%
2021 and thereafter	100.000%

(c) In the event that on or before December 15, 2018, the Company receives net cash proceeds from the sale of its Common Stock in one or more Equity Offerings, the Company may use an amount not greater than the amount of such net cash proceeds to redeem up to 35% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding, the redemption date (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes issued (calculated after giving effect to any issuance of Additional Notes) under this Indenture remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 120 days after the date of the closing of any such Equity Offering.

(d) The Notes may be redeemed as provided in the seventh paragraph of Section 4.13.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Company or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Company shall maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

(a) Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall provide to the Trustee and Holders the annual reports, quarterly reports and reports which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be provided to the Trustee and Holders on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents with the SEC if the Company were so required; provided that any such reports and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) or made publicly available on the Company’s website shall be deemed to be delivered to the Trustee and the Holders of Notes for purposes of the foregoing requirements.

(b) So long as any of the Notes remain outstanding, if at any time the Company is not subject to Section 13 or 15(d) under the Exchange Act, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the

Securities Act, until such time as the Holders of the Notes, other than Holders that are Affiliates of the Company, are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act or any successor thereto.

(c) In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations in this Section 4.3 with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(d) Delivery of reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate of the Company). The Trustee shall have no obligation or responsibility to determine whether the Company is required to file any report or other information with the SEC, whether the Company’s information is available on EDGAR (or any successor thereto) or whether the Company has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.3.

SECTION 4.4. Compliance Certificate. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2015, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5. Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws. The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Company and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to:

(1) directly or indirectly declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Company or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(i) any dividends or distributions by the Company payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), and

(ii) in the case of a Restricted Subsidiary, dividends or distributions payable to the Company or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Company),

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any parent thereof, other than in exchange for Capital Stock (other than Redeemable Stock) of the Company;

(3) make, any Investment in any Person, other than a Permitted Investment; and

(4) redeem, repurchase, defease, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt (other than Debt owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company, or any such payment on Debt due within one year of the date of redemption, repurchase, defeasance, prepayment, decrease or other acquisition or retirement) (each of clauses (1) through (4) above being a “Restricted Payment”) unless:

(i) no Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or would result from such Restricted Payment,

(ii) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter period, the Company could Incur at least $1.00 of additional Debt pursuant to Section 4.9(a), and

(iii) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from June 2, 2014 (other than pursuant to clauses (2), (4) through (8), (10) and (11) of Section 4.7(b)) does not exceed the sum of:

(1) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Company since April 1, 2014 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are publicly available (taken as a single accounting period), plus

(2) (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Company or a Restricted Subsidiary after June 2, 2014 from contributions of capital or the issuance and sale (other than to a Subsidiary of the Company) of Capital Stock (other than Redeemable Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company, or any net payment received by the Company in connection with the termination or settlement of options relating to its Capital Stock, (ii) 100% of the aggregate net cash proceeds received by the Company after June 2, 2014 from the issuance and sale of convertible or exchangeable Debt of the Company that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Subsidiary of the Company) of the Company, provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt on the balance sheet of the Company to the extent such Debt is converted into or exchanged for Capital Stock of the Company (other than Redeemable Stock) after June 2, 2014, plus

(3) in the case of a disposition, liquidation or repayment (including by way of dividends) of Investments by the Company and its Restricted Subsidiaries, subsequent to June 2, 2014, in any Person subject to clause (3) above, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(4) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Company’s interest in such Subsidiary, provided that such amount shall not in any case exceed the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary, plus

(5) $158.5 million.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Company or such Restricted Subsidiary could have paid such dividend or redeemed such Subordinated Debt in accordance with the preceding provisions;

(2) repayment or refinancing of any Subordinated Debt with Permitted Refinancing Debt, or any Restricted Payment made in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of shares of Capital Stock (other than Redeemable Stock) of the Company;

(3) the payment of dividends on the Company’s shares of Common Stock in the aggregate amount per fiscal year equal to $0.88 per share for each share of Common Stock (or any securities convertible into Common Stock to the extent they are entitled to such a dividend) of the Company outstanding as of the applicable record date for such dividends (as such $0.88 shall be adjusted for specified changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions);

(4) the acquisition of shares of Capital Stock in connection with (x) the exercise of employee or director stock options or stock appreciation rights by way of cashless exercise and (y) the withholding of a portion of such Capital Stock to pay taxes associated therewith, and the purchase of fractional shares of Capital Stock of the Company or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(5) the acquisition of shares of the Company’s Capital Stock pursuant to equity repurchases from future, present or former directors or employees in an amount of up to $2.0 million per any calendar year (and any portion of such $2.0 million not used in any calendar year may be carried forward to the next succeeding calendar year);

(6) dividends on Redeemable Stock of the Company or a Restricted Subsidiary, or dividends on preferred stock of a Restricted Subsidiary, in each case incurred in compliance with Section 4.9;

(7) the payment of cash in lieu of the issuance of Capital Stock in connection with the conversion, retirement, repurchase or redemption of any series of convertible debt securities of the Company or its Restricted Subsidiaries;

(8) payments made to settle any warrants outstanding on the Issue Date issued in connection with the Company’s convertible debt securities;

(9) upon the occurrence of a Change of Control or an Asset Disposition and within 60 days after the completion of the Offer to Purchase under Section 4.10 or 4.13 (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt does not exceed the Net Available Proceeds from such Asset Disposition; provided, further, that in the notice to Holders relating to a Change of Control or Asset Disposition Offer to Purchase hereunder, the Company shall describe this clause (9);

(10) the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted by this Indenture at the time of such acquisition; and

(11) other Restricted Payments since June 2, 2014 in an aggregate amount not to exceed $50.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (9) and (11) no Default shall have occurred and be continuing or would otherwise occur as a consequence thereof.

The amount of net proceeds from any exchange for, conversion into or sale of Capital Stock of the Company pursuant to foregoing clause (2) of this Section 4.7(b) shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (a)(4)(iii)(2) of this Section 4.7.

(c) For purposes of determining compliance with the covenant set forth in this Section 4.7, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(11) of Section 4.7(b) or pursuant to Section 4.7(a), the Company, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this Section 4.7.

(d) For purposes of this Section 4.7, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued for purposes of this Section 4.7 will be determined by, in the case of amounts under $25.0 million, by an Officer of the Company and, in the case of amounts greater than or equal to $25.0 million, the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

SECTION 4.8. Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary:

(1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any preferred stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) to make loans or advances to the Company or any other Restricted Subsidiary; or

(3) otherwise to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Notwithstanding the restrictions in Section 4.8(a), the Company may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1) pursuant to any agreement in effect on the Issue Date (including the Revolving Credit Facility);

(2) pursuant to this Indenture, the Notes and the Subsidiary Guarantees;

(3) pursuant to an agreement relating to any Debt Incurred by or Capital Stock of a Person (other than a Restricted Subsidiary existing on the Issue Date or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred in connection with, or anticipation of, becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, that the Incurrence of such Debt was permitted under Section 4.9;

(4) pursuant to an agreement effecting a renewal, refunding, replacement, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (1) or (3) of this Section 4.8(b); provided, however, that the provisions contained in such renewal, refunding, replacement, refinancing or extension agreement relating to such encumbrance or restriction are not materially more restrictive, taken as a whole, than the provisions contained in the agreement being renewed, refunded, replaced, refinanced or extended;

(5) in the case of a restriction described in clause (3) of Section 4.8(a), contained in any security agreement (including a capital lease or any Floor Plan Debt facility) securing Debt of a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the assets or property subject to such security agreement; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Debt repaid;

(6) in the case of a restriction described in clause (3) of Section 4.8(a), consisting of customary non-assignment provisions entered into in the ordinary course of business in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract;

(7) which is contained in a franchise or other agreement entered into in the ordinary course of business with an motor vehicle manufacturer and which has terms reasonably customary for such agreements between or among such motor vehicle manufacturer, its dealers and/or the owners of such dealers;

(8) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restriction terminates if such transaction is closed or abandoned;

(9) in bona fide contracts for the sale of any property or assets;

(10) any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under this Indenture if the

Company determines that any such encumbrance or restriction either (i) will not materially affect the Company’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture or the Revolving Credit Facility, in each case as determined in good faith by the Board of Directors or an Officer of the Company;

(11) restrictions applicable to Foreign Subsidiaries in agreements or instruments governing Debt of Foreign Subsidiaries; or

(12) if such encumbrance or restriction is the result of applicable laws or regulations.

SECTION 4.9. Limitation on Debt.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt except that the Company and any Restricted Subsidiary may Incur Debt if after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof the Consolidated Coverage Ratio of the Company would be not less than 2.0 to 1.

(b) Notwithstanding the above, the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1) Debt of the Company or any Restricted Subsidiary under one or more Credit Facilities in an aggregate principal amount Incurred under this clause (1) at any one time outstanding (excluding, for the avoidance of doubt, Debt Incurred under clauses (2) or (3) below) not to exceed the greater of $350.0 million or 10% of the Company’s Consolidated Total Assets determined at the time of such Incurrence;

(2) Debt of the Company or any Restricted Subsidiary consisting of Floor Plan Debt;

(3) Debt of the Company or any Restricted Subsidiary under one or more Mortgage Facilities Incurred under this clause (3) at any one time outstanding not to exceed the greater of $350.0 million or 10% of Consolidated Total Assets determined at the time of such Incurrence;

(4) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in clauses (1) or (2) of this Section 4.9(b);

(5) Debt owed by the Company to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Company or a Restricted Subsidiary; provided, however, that:

(A) any such Debt owing by the Company or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and

(B) upon either the transfer or other disposition by such Restricted Subsidiary or the Company of any Debt so permitted to a Person other than the Company or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (5) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

(6) Debt consisting of the Notes issued on the Issue Date (other than any Additional Notes), or other Notes issued in exchange for Notes properly issued under this Indenture where the terms of such exchange Notes are substantially identical to such Notes;

(7) the Subsidiary Guarantees and Guarantees by the Company or any Restricted Subsidiary of any Debt of the Company or a Restricted Subsidiary permitted to be Incurred under this Indenture;

(8) Debt of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (8), not to exceed, at any one time outstanding, the greater of $75.0 million or 2.0% of Consolidated Total Assets determined at the time of Incurrence;

(9) Debt of the Company or any Restricted Subsidiary consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

(10) Permitted Acquisition Debt;

(11) Debt of Foreign Subsidiaries in an aggregate amount Incurred pursuant to this clause (11) at any one time outstanding not to exceed the greater of $35.0 million or 1% of Consolidated Total Assets of the Company determined at the time of such Incurrence;

(12) Permitted Refinancing Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of Debt Incurred pursuant to Section 4.9(a) or pursuant to clauses (4), (6), (7), (8), (10), (12) or (16) of this definition of Permitted Debt;

(13) obligations arising from agreements by the Company or a Restricted Subsidiary to provide for indemnification, customary purchase price closing adjustments, earn-outs or other similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business or assets;

(14) Debt Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self- insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(15) Debt of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence; and

(16) Debt of the Company or any Restricted Subsidiary not otherwise permitted to be Incurred pursuant to clauses (1) through (15) above, which, together with any other outstanding Debt Incurred pursuant to this clause (16), and in both such cases including any renewals, extensions, substitutions, refinancings or replacements of such Debt, has an aggregate principal amount at any one time outstanding not to exceed the greater of $75.0 million and 2.0% of Consolidated Total Assets determined at the time of Incurrence.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this Section 4.9:

(1) in the event that Debt meets the criteria of more than one of the types of Debt described in Section 4.9(a) and Section 4.9(b) of this covenant, the Company, in its sole discretion, may classify such item of Debt on the date of Incurrence (or later classify or reclassify such Debt, in its sole discretion) in any manner permitted by this covenant and shall only be required to include the amount and type of such Debt in one of such clauses;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(3) the principal amount of any Redeemable Stock or Preferred Stock of the Company or a Restricted Subsidiary will be equal to the greater of the maximum redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(4) Debt permitted by this covenant need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Debt;

(5) any Receivables Sale shall be the amount for which there is recourse to the seller; and

(6) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Redeemable Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 4.9.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. Notwithstanding any other provision of this Section 4.9, the maximum amount of Debt that the Company may Incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.10. Limitation on Asset Dispositions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Equity Interests sold or disposed of; and

(2) at least 75% of the consideration for such Asset Disposition and all other Asset Dispositions since June 2, 2014 on a cumulative basis consists of:

(i) cash or Cash Equivalents;

(ii) the assumption of Debt of the Company or such Restricted Subsidiary (other than Debt that is subordinated to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee) relating to such assets and release from all liability on the Debt assumed;

(iii) Replacement Assets;

(iv) Designated Noncash Consideration; or

(v) a combination of the foregoing;

provided that the amount of any consideration received by the Company or such Restricted Subsidiary that is converted into cash within 180 days of the closing of such Asset Disposition shall be deemed to be cash for purposes of this Section 4.10(a) (to the extent of the cash received). The foregoing clauses (1) or (2) of this Section 4.10(a) shall not apply with respect to any condemnation, event of loss or other involuntary Asset Disposition.

(b) Within 365 days after the receipt of any Net Available Proceeds from an Asset Disposition the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Available Proceeds at its option, in any combination of the following:

(1) to repay, repurchase or otherwise retire any Debt of the Company or any Subsidiary Guarantor that is not Subordinated Debt, or any Debt of any Restricted Subsidiary of the Company that is not a Subsidiary Guarantor; in each case, other than Debt owed to the Company or an Affiliate of the Company; or

(2) to acquire Replacement Assets or make capital expenditures,

provided that, the Company or such Restricted Subsidiary will be deemed to have complied with its obligations under this Section 4.10(b) if it enters into a binding commitment to acquire Replacement Assets prior to 365 days after the receipt of the applicable Net Available Proceeds and such acquisition of Replacement Assets is consummated prior to 545 days after the date of receipt of the applicable Net Available Proceeds; provided, further, that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Excess Proceeds and be applied as set in clause (c) below.

(c) Any Net Available Proceeds that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, or earlier, at the Company’s election, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Debt outstanding with similar provisions requiring the Company to make an Offer to Purchase such Debt with the proceeds from any Asset Disposition as follows:

(1) the Company will make an Offer to Purchase from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed in amounts of $2,000 or integral multiples of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration in the event such amount is less than the aggregate Offered Price (as defined below) of all Notes tendered); and

(2) to the extent required by such Pari Passu Debt, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the date (the “Offer Date”) such Offer to Purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer to Purchase is less than the Note Amount relating to the tendered Notes or the aggregate amount of Pari Passu Debt that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a pro rata basis; provided, that, in the case of Global Notes, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable Depositary; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer to Purchase and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Offered Price. If the Company becomes obligated to make an Offer to Purchase pursuant to this Section 4.10, the Notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof), and the Pari Passu Debt shall be purchased by the Company, at the option of the Holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer to Purchase is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e) The Company shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions having a value in excess of $1.0 million with or for the benefit of an Affiliate of the Company or a Restricted Subsidiary, including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate and is in the best interests of the Company or such Restricted Subsidiary. For any transaction or series of related transactions involving aggregate value in excess of $10.0 million, such transaction or series of related transactions is approved by either (x) a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of the Company (with any Director on such committee that is not a Disinterested Director recusing himself or herself). For any transaction or series of related transactions involving aggregate value in excess of $25.0 million, either (1) such transaction or series of related transactions has been approved by either (x) a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of the Company (with any Director on such committee that is not a Disinterested Director recusing himself or herself ), or (2) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b) The foregoing restrictions shall not apply to:

(1) any transaction pursuant to agreements in effect on the Issue Date;

(2) any employment agreement or employee benefit arrangements with any officer or director, including under any stock option or stock incentive plans, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary or approved by a majority of the disinterested members of the Board of Directors;

(3) transactions between or among the Company and/or its Restricted Subsidiaries;

(4) any transaction with any Person (x) that is not an Affiliate of the Company immediately before the consummation of such transaction that becomes an Affiliate of the Company as a result of such transaction or (y) that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Capital Stock in, or controls, such Person;

(5) transactions with joint ventures entered into in the ordinary course of business, provided that no other Affiliate of the Company (other than a Subsidiary thereof) directly or indirectly holds any Capital Stock of such joint venture;

(6) payment of reasonable directors fees to Persons who are not otherwise employees of the Company;

(7) indemnities of officers, directors and employees of the Company or any Subsidiary of the Company pursuant to bylaws, or statutory provisions or indemnification agreements or the purchase of indemnification insurance for any director or officer;

(8) any Restricted Payment or Permitted Investment that is permitted to be made pursuant to Section 4.7; and

(9) written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transactions.

(c) Notwithstanding the preceding, the requirements set forth in the third sentence of Section 4.11(a) relating to an opinion from a nationally recognized expert shall not apply to leases of property or equipment entered into in the ordinary course of business.

SECTION 4.12. Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any property or asset (including any intercompany notes) of the Company or a Restricted Subsidiary now owned or hereafter acquired, or assign or convey a right to receive any income or profits from such Liens, to secure (a) any Debt of the Company unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured for so long as such other Debt is so secured, or (b) any Debt of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured for so long as such other Debt is so secured; provided, however, that if such Debt is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Debt will be subordinated and junior to the Lien securing the Notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the Notes or such Subsidiary Guarantee.

(b) Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this Section 4.12 will be automatically and unconditionally released and discharged upon the release by the holders of the Debt described above in clause (a) of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt), at such time as the holders of all such Debt also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

SECTION 4.13. Offer to Purchase upon Change of Control. No later than 30 days after the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase (a “Change of Control Offer”), with a copy to the Trustee, all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Purchase Price”).

On or before the Purchase Date, the Company will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Purchase Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Change of Control Purchase Price.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) a notice of redemption for all outstanding Notes has been given pursuant to Article III, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not validly withdrawn in accordance with the terms of the Alternate Offer.

If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

The Company shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Company’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

SECTION 4.14. Corporate Existence. Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.15. Future Guarantees. If any Domestic Restricted Subsidiary that is not already a Subsidiary Guarantor guarantees any Debt of the Company or a Subsidiary Guarantor under, or borrows Debt under, the Revolving Credit Facility after the Issue Date, then such Domestic Restricted Subsidiary shall execute, within 30 days of the date on which it became a guarantor or borrower with respect to such other Debt, a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Domestic Restricted Subsidiary shall become a Subsidiary Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in Article X.

SECTION 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary”, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if (u) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity except, in either case to the extent that the amount of any such Debt is treated as a Restricted Payment or Permitted Investment, (v) such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, any other Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, (w) at the time of designation, the Company could make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value and book value of its interest in such Subsidiary pursuant to Section 4.7 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder, (x) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to (a) subscribe for additional Capital Interests of such Subsidiary or (b) maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and (y) no Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions.

(b) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Debt by a Restricted Subsidiary of the Company of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Debt is permitted under Section 4.9 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would occur and be continuing following such designation. Any such redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such redesignation complies with the foregoing conditions.

SECTION 4.17. Covenant Suspension.

(a) If on any date following the Issue Date, the Notes are rated either Baa3 or better by Moody’s or BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency) and no Default or Event of Default has occurred and is then continuing, then upon delivery by the Company to the Trustee of an Officers’ Certificate to the foregoing effect, the Company and the Restricted Subsidiaries will no longer be subject to the following covenants:

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.15; and

(7) Section 5.1(a)(3).

During any period that the foregoing covenants have been suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16.

(b) Notwithstanding the foregoing, if the rating assigned to the Notes by both Rating Agencies should subsequently decline to below Baa3 and BBB-, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline. Any Debt Incurred during the period when the covenants are suspended will be classified as having been Incurred pursuant to Section 4.9(a) or one of the clauses of Section 4.9(b). To the extent such Debt would not be so permitted to be Incurred, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4) of Section 4.9(b). Calculations under the reinstated Section 4.7 will be made as if Section 4.7 had been in effect since the date of this Indenture. However, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or its Restricted Subsidiaries during the period when the covenants are suspended.

(c) Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, the Company shall provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon request.

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) if not the Company shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under this Indenture and the Notes and, if the Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction and after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of any such consolidation or merger of the Company with or into a Restricted Subsidiary, immediately after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Company or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary at the time of the transaction, either (i) the Company (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or (ii) the Consolidated Coverage Ratio of the Company or such Successor Company is not less immediately after such transaction than it was immediately before such transaction;

(4) at the time of such transaction, each Subsidiary Guarantor will have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture.

For purposes of this Section 5.1(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Company will be released from the obligation to pay the principal of, and interest on, the Notes and all other obligations under this Indenture.

(b) Except in circumstances under which this Indenture provides for the release of Subsidiary Guarantees as described under Section 10.5, each Subsidiary Guarantor will not, and the Company will not permit a Subsidiary Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Company or another Subsidiary Guarantor), unless at the time and after giving effect thereto:

(1)

(A) the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) if not the Subsidiary Guarantor shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Subsidiary Guarantor (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing; and

(C) the Subsidiary Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture; or

(2) such transaction does not violate Section 4.10.

For purposes of this Section 5.1(b), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Subsidiary Guarantor, which properties and assets, if held by such Subsidiary Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Subsidiary Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture, but, in the case of a lease of all or substantially all its assets, the Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay principal of (or premium, if any, on) any Note when due and payable, at maturity, upon redemption or otherwise;

(2) failure to pay any interest on any Note when due and payable and such default continues for 30 days;

(3) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under Section 4.10 and Section 4.13 when due and payable;

(4) failure to perform or comply with the provisions described under Section 5.1;

(5) failure to perform any other covenant or agreement of the Company under this Indenture or the Notes and such default continues for 60 days (or 90 days with respect to Section 4.3) after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;

(6) default under the terms of any instrument evidencing or securing any Debt of the Company or any Restricted Subsidiary having an outstanding principal amount of $25.0 million, individually or in the aggregate, which default results in the acceleration of the payment of all or any portion of such Debt or constitutes the failure to pay all or any portion of the principal amount of such Debt when due; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Company of such securities in cash shall not, in itself, constitute an Event of Default under this clause (6);

(7) the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against the Company or any Restricted Subsidiary or any of their respective properties in an amount in excess of $25.0 million, either individually or in the aggregate, (exclusive of any portion of any such payment covered by insurance) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(8) the Company or any Significant Restricted Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any Significant Restricted Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, in an involuntary case;

(ii) appoints a custodian of the Company or any Significant Restricted Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(iii) orders the liquidation of the Company or any Significant Restricted Subsidiary of the Company or group of Restricted Subsidiaries of the Company that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

(10) the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture).

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 6.1) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable immediately.

In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(x) the Debt or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

At any time after such acceleration pursuant to this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clauses (8) or (9) of Section 6.1 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default specified in clause (8) or (9) of Section 6.1 occurs, then all unpaid principal of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the

Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than any such payment that has become due because of an acceleration that has been rescinded).

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may require indemnity satisfactory to it be furnished prior to taking such actions, (ii) the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction or that would involve any personal liability for the Trustee and (iii) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. Subject to Section 6.7, no Holder of a Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee to institute such proceeding as trustee and (c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes including the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form or PDF transmission) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Subsidiary Guarantor shall be sufficient if signed by an Officer of the Company or such Subsidiary Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Company and each of the Subsidiary Guarantors shall deliver to the Trustee an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of the Company and each Subsidiary Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Company, the Notes and the Subsidiary Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Company or Subsidiary Guarantor or from any Holder written notice thereof at its address set forth in

Section 11.2 and such notice references the Notes and this Indenture. In the absence of such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 and Section 7.11.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Subsidiary Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee has notice or knowledge thereof as provided in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 7.6. Reports by Trustee to Holders of the Notes. Within 60 days after each January 1 beginning with January 1, 2016, and for so long as Notes remain outstanding, the Trustee shall transmit to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange, if any, on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7. Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee, as applicable, promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Company and the Subsidiary Guarantors, jointly and severally, shall indemnify, defend, protect and hold the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses suffered or incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Company or any Subsidiary Guarantor (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall have been found by a court of competent jurisdiction in a non-appealable final decision to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Trustee may have one separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel for the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Subsidiary Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon thirty days’ written notice to the Trustee and the Company. The Company may remove the Trustee if no Event of Default exists and:

(a) the Trustee fails to comply with Section 7.10 or Section 310 of the Trust Indenture Act;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Company.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Company), the Company or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the

Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Subsidiary Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.10. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). Such Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1) and (3); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Subsidiary Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against the Company. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, by delivery of an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Subsidiary Guarantees and this Indenture on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire obligations represented by the Notes and the Subsidiary Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes, Subsidiary Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Subsidiary Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium on, such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.7, Section 8.5 and Section 8.7 and the obligations of the Company and the Subsidiary Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Company’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Sections 4.3, 4.5, 4.7 through Section 4.16 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, and the Events of Default in clauses (3) through (7) or (8) (with respect to a Subsidiary) and (9) (with respect to a Subsidiary) of Section 6.1 shall no longer apply but, except as specified above, the remainder of this Indenture and such Notes and any Subsidiary Guarantees shall be unaffected thereby.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company and delivered to the Trustee), to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date),

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and (and any similar concurrent deposit relating to other Debt) and the Incurrence of Liens associated with any such borrowings),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound,

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others, and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions) each stating that the applicable conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, or (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

SECTION 8.6. Repayment to Company. Subject to applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense and written request of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Subsidiary Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee) as to all outstanding Notes and Subsidiary Guarantees when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust), have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Article III and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company and delivered to the Trustee) to pay and discharge the entire Debt (including all principal and accrued interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation;

(b) the Company has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Company’s and the Subsidiary Guarantors’ obligations in Section 7.7, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Subsidiary Guarantees or the Notes issued hereunder for any of the following purposes:

(1) to evidence the succession of another Person to the Company or a Subsidiary Guarantor or any other obligor upon the Notes or the Subsidiary Guarantees, and the assumption by any such successor of the covenants of the Company or such Subsidiary Guarantor or obligor in this Indenture and in the Notes and in any Subsidiary Guarantee in accordance with Section 5.1;

(2) to add to the covenants of the Company, any Subsidiary Guarantor or any other obligor upon the Notes for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Notes or in any Subsidiary Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in this Indenture or in any supplemental indenture, the Notes or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in this Indenture, the Notes or any Subsidiary Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(5) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Subsidiary Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the Holders of the Notes in any material respect;

(6) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to add a Subsidiary Guarantor under this Indenture or otherwise provide a Guarantee of the Notes;

(8) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Company’s and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(10) to provide for the issuance of Additional Notes under this Indenture in accordance with the terms and subject to the limitations set forth in this Indenture;

(11) to comply with the rules of any applicable Depositary; or

(12) to conform, as certified in an Officers’ Certificate, the text of this Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of notes” section of the Offering Memorandum.

After an amendment under this Indenture becomes effective, the Company shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2. With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Subsidiary Guarantees or waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, (or the premium) or interest on, any Note;

(3) change the place or currency of payment of principal of (or premium), or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment of principal or interest on or with respect to any Note when due, or waive any payment in respect thereof except a default in payment arising solely from an acceleration of the Notes that has been rescinded;

(5) modify any provisions of this Indenture relating to the modification and amendment of this Indenture or the waiver of past defaults or covenants which require each Holder’s consent;

(6) amend any provisions relating to the redemption of the Notes (other than notice provisions), it being understood that for the avoidance of doubt, the provisions described under Section 4.10 and Section 4.13 shall not be covered by this clause;

(7) modify the Subsidiary Guarantees in any manner adverse to the Holders, except in accordance with this Indenture; or

(8) modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3. Compliance with Trust Indenture Act. Every amendment or supplement to this Indenture or the Notes or the Subsidiary Guarantees shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived.

SECTION 9.7. Payment for Consents. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Subsidiary Guarantee unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

ARTICLE X

SUBSIDIARY GUARANTEES

SECTION 10.1. Subsidiary Guarantees.

(a) Each Subsidiary Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Subsidiary Guarantees shall be a guarantee of payment and not of collection.

(b) Each Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Subsidiary Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the

Company or any other Person, protest, notice and all demands whatsoever and covenants that the Subsidiary Guarantee of such Subsidiary Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Subsidiary Guarantee. Each of the Subsidiary Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Subsidiary Guarantors to enforce each such Subsidiary Guarantor’s Subsidiary Guarantee without first proceeding against the Company or any other Subsidiary Guarantor. Each Subsidiary Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Subsidiary Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Subsidiary Guarantor, any amount paid by any of them to the Trustee or such Holder, the Subsidiary Guarantee of each of the Subsidiary Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Subsidiary Guarantor further agrees that, as between each Subsidiary Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Subsidiary Guarantee of such Subsidiary Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of the Subsidiary Guarantee of such Subsidiary Guarantor.

(f) Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Subsidiary Guarantor in a pro rata amount of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment in accordance with GAAP.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Subsidiary Guarantee set forth in Section 10.1, each Subsidiary Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Subsidiary Guarantor by an Officer of such Subsidiary Guarantor (or, if an officer is not available, by a board member or director or other duly authorized signatory) on behalf of such Subsidiary Guarantor. Each Subsidiary Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes. In case the Officer, board member or director of such Subsidiary Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 10.3. Severability. In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Subsidiary Guarantors’ Liability. Each Subsidiary Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Revolving Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

SECTION 10.5. Releases. A Subsidiary Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(a) any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(b) any sale, transfer or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if after such sale, transfer or disposition, the Subsidiary Guarantor would cease to be a Restricted Subsidiary and the sale or other disposition does not violate Section 4.10 of this Indenture;

(c) the exercise by the Company of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII;

(d) the proper designation of such Subsidiary Guarantor by the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(e) the Subsidiary Guarantor ceasing to guarantee any Debt of the Company or be a borrower under the Revolving Credit Facility and no Event of Default has occurred and is continuing.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Subsidiary Guarantor’s Subsidiary Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute any documents reasonably requested by the Company in writing in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Trust Indenture Act. If this Indenture is qualified under the TIA, then any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control. Otherwise, the provisions of the TIA shall not be applicable to this indenture except to the extent specifically referred to herein.

SECTION 11.2. Notices. Any notice, request, direction, instruction or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Company or any Subsidiary Guarantor:

Group 1 Automotive, Inc.

800 Gessner. Suite 500

Houston, Texas 77024

Facsimile: (713) 647-5858

Attention: Chief Financial Officer

With a copy (which shall not constitute notice) to:

Vinson & Elkins

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Facsimile: (713) 615-5794

Attention: Gillian A. Hobson

If to the Trustee:

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Corporate Trust, Municipal & Escrow Services

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.3. Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Agents and anyone else shall have the protection of TIA § 312(c).

SECTION 11.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 11.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.4) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.6. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.7. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder, partner or member of the Company or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Company under the Notes or this Indenture or of any Subsidiary Guarantor under its Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees.

SECTION 11.8. Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Subsidiary Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

SECTION 11.9. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10. Successors. All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes and the Subsidiary Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its respective successors and assigns.

SECTION 11.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.12. Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 11.13. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.14. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 11.14.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof or (2) in any other manner reasonably deemed sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to an Officer’s Certificate, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the

Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) The Trustee may, but shall not be obligated to, set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy as permitted in Section 6.6. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder in the manner set forth in Section 11.2.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 11.14, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.2, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 11.14, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

SECTION 11.15. Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or work stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and each Agent shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.16. Legal Holidays. If any payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

SECTION 11.17. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Company agrees that it will provide the Trustee with information about the Company as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following page]

Dated as of December 8, 2015		GROUP 1 AUTOMOTIVE, INC.

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

GUARANTORS:

Advantagecars.com, Inc., a Delaware corporation
Amarillo Motors-F, Inc., a Delaware corporation
Bob Howard Automotive-East, Inc., an Oklahoma corporation
Bob Howard Chevrolet, Inc., an Oklahoma corporation
Bob Howard Dodge, Inc., an Oklahoma corporation
Bob Howard Motors, Inc., an Oklahoma corporation
Bob Howard Nissan, Inc., an Oklahoma corporation
Bohn Holdings, Inc., a Delaware corporation
Chaperral Dodge, Inc., a Delaware corporation
Danvers-N, Inc., a Delaware corporation
Danvers-NII, Inc., a Delaware corporation
Danvers-S, Inc., a Delaware corporation
Danvers-SB, Inc., a Delaware corporation
Danvers-T, Inc., a Delaware corporation
Danvers-TII, Inc., a Delaware corporation
Danvers-TIII, Inc., a Delaware corporation
Danvers-TL, Inc., a Delaware corporation
FMM, Inc., a California corporation
GPI AL-N, Inc., a Delaware corporation
GPI CA-DMII, Inc., a Delaware corporation
GPI CA-F, Inc., a Nevada corporation
GPI CA-NIII, Inc., a Delaware corporation

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

[Signature Page to Indenture]

GPI CA-SH, Inc.,
a Nevada corporation
GPI CA-SV, Inc., a Delaware corporation
GPI CA-TII, Inc., a Delaware corporation
GPI CC, Inc., a Delaware corporation
GPI GA Holdings, Inc., a Delaware corporation
GPI KS Motors, Inc., a Delaware corporation
GPI KS-SB, Inc., a Delaware corporation
GPI KS-SH, Inc., a Delaware corporation
GPI KS-SK, Inc., a Delaware corporation
GPI MD-SB, Inc., a Delaware corporation
GPI MS-H, Inc., a Delaware corporation
GPI MS-N, Inc., a Delaware corporation
GPI MS-SK, Inc., a Delaware corporation
GPI NH-T, Inc., a Delaware corporation
GPI NH-TL, Inc., a Delaware corporation
GPI NY Holdings, Inc., a Nevada corporation
GPI OK-HII, Inc., a Nevada corporation
GPI OK-SH, Inc., a Delaware corporation
GPI SAC-T, Inc., a Delaware corporation
GPI SC, Inc., a Delaware corporation
GPI SC Holdings, Inc., a Delaware corporation
GPI SD-DC, Inc., a Delaware corporation
GPI TX Management Company, Inc., a Nevada corporation

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

[Signature Page to Indenture]

GPI TX-A, Inc.,
a Nevada corporation
GPI TX-ARGMIII, Inc., a Nevada corporation
GPI TX-DMII, Inc., a Nevada corporation
GPI TX-DMIII, Inc., a Nevada corporation
GPI TX-DMIV, Inc., a Nevada corporation
GPI TX-EPGM, Inc., a Delaware corporation
GPI TX-F, Inc., a Delaware corporation
GPI TX-FII, Inc., a Delaware corporation
GPI TX-FM, Inc., a Nevada corporation
GPI TX-HAII, Inc., a Nevada corporation
GPI TX-HGM, Inc., a Delaware corporation
GPI TX-HGMII, Inc., a Nevada corporation
GPI TX-HGMIV, Inc., a Nevada corporation
GPI TX-NVI, Inc., a Nevada corporation
GPI TX-SBII, Inc., a Delaware corporation
GPI TX-SBIII, Inc., a Nevada corporation
GPI TX-SHII, Inc., a Delaware corporation
GPI TX-SK, Inc., a Delaware corporation
GPI TX-SKII, Inc., a Nevada corporation
GPI TX-SV, Inc., a Delaware corporation
GPI TX-SVII, Inc., a Delaware corporation
GPI TX-SVIII, Inc., a Delaware corporation
Group 1 Associates, Inc., a Delaware corporation

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

[Signature Page to Indenture]

Group 1 FL Holdings, Inc.,
a Delaware corporation
Group 1 Funding, Inc., a Delaware corporation
Group 1 LP Interests-DC, Inc., a Delaware corporation
Group 1 Realty, Inc., a Delaware corporation
Howard-GM II, Inc., a Delaware corporation
Howard-GM, Inc., a Delaware corporation
Howard-H, Inc., a Delaware corporation
Howard-HA, Inc., a Delaware corporation
Howard-SB, Inc., a Delaware corporation
Kutz-N, Inc., a Delaware corporation
Lubbock Motors, Inc., a Delaware corporation
Lubbock Motors-F, Inc., a Delaware corporation
Lubbock Motors-GM, Inc., a Delaware corporation
Lubbock Motors-S, Inc., a Delaware corporation
Lubbock Motors-SH, Inc., a Delaware corporation
Lubbock Motors-T, Inc., a Delaware corporation
Maxwell Ford, Inc., a Delaware corporation
Maxwell-GMII, Inc., a Delaware corporation
Maxwell-N, Inc., a Delaware corporation
Maxwell-NII, Inc., a Delaware corporation
McCall-F, Inc., a Delaware corporation
McCall-H, Inc., a Delaware corporation
McCall-HA, Inc., a Delaware corporation

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

[Signature Page to Indenture]

McCall-N, Inc.,
a Delaware corporation
McCall-SB Inc., a Delaware corporation
McCall-T, Inc., a Delaware corporation
McCall-TII, Inc., a Delaware corporation
McCall-TL, Inc., a Delaware corporation
Mike Smith Automotive-H, Inc., a Delaware corporation
Mike Smith Automotive-N, Inc., a Texas corporation
Mike Smith Autoplaza, Inc., a Texas corporation
Mike Smith Autoplex Dodge, Inc., a Texas corporation
Mike Smith Autoplex, Inc., a Texas corporation
Mike Smith Autoplex-German Imports, Inc., a Texas corporation
Mike Smith Imports, Inc., a Texas corporation
Millbro, Inc., a California corporation
Miller Automotive Group, Inc., a California corporation
Miller Family Company, Inc., a California corporation
Miller Infiniti, Inc., a California corporation
Miller Nissan, Inc., a California corporation
Miller-DM, Inc., a Delaware corporation
NJ-DM, Inc., a Delaware corporation
NJ-H, Inc., a Delaware corporation
NJ-HAII, Inc., a Delaware corporation
NJ-SV, Inc., a Delaware corporation
Rockwall Automotive-F, Inc., a Delaware corporation

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

[Signature Page to Indenture]

Baron Development Company, LLC,
a Kansas limited liability company
Baron Leasehold, LLC, a Kansas limited liability company
By:	Baron Development Company, LLC,
a Kansas limited liability company, its Sole Member
G1R Florida, LLC, a Delaware limited liability company
G1R Mass, LLC, a Delaware limited liability company
Ivory Auto Properties of South Carolina, LLC, a South Carolina limited liability company
Tate CG, L.L.C., a Maryland limited liability company

By:	Group 1 Realty, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

Bohn Holdings, LLC, a Delaware limited liability company

By:	Bohn Holdings, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

Bohn-FII, LLC,
a Delaware limited liability company
GPI LA-FII, LLC, a Delaware limited liability company
GPI LA-SH, LLC, a Delaware limited liability company
Harvey Ford, LLC, a Delaware limited liability company
By:	Bohn-FII, LLC,
a Delaware limited liability company, its Sole Member
Harvey GM, LLC, a Delaware limited liability company
Harvey Operations-T, LLC, a Delaware limited liability company

By:	Bohn Holdings, LLC,
a Delaware limited liability company, its Sole Member
	By:	Bohn Holdings, Inc.,
a Delaware corporation, its Sole Member

		By:	/s/ Darryl M. Burman
		Name:	Darryl M. Burman
		Title:	Vice President

	By:	Bohn Holdings, LLC,
a Delaware limited liability company, its Sole Member
		By:	Bohn Holdings, Inc.,
a Delaware corporation, its Sole Member

			By:	/s/ Darryl M. Burman
			Name:	Darryl M. Burman
			Title:	Vice President

GPI AL-SB, LLC,
a Delaware limited liability company

By:	GPI AL-N, Inc.
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

GPI GA Liquidation, LLC,
a Delaware limited liability company
GPI GA-CGM, LLC, a Nevada limited liability company
GPI GA-DM, LLC, a Delaware limited liability company
GPI GA-F, LLC, a Delaware limited liability company
GPI GA-FII, LLC, a Delaware limited liability company
GPI GA-FIII, LLC, a Delaware limited liability company
GPI GA-FM, LLC, a Nevada limited liability company
GPI GA-FV, LLC, a Nevada limited liability company
GPI GA-SU, LLC, a Nevada limited liability company
GPI GA-T, LLC, a Delaware limited liability company
GPI GA-TII, LLC, a Nevada limited liability company

By:	GPI GA Holdings, Inc.
a Delaware corporation, its Sole Member

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

GPI NY-DM, LLC,
a Nevada limited liability company
GPI NY-FV, LLC, a Nevada limited liability company
GPI NY-SB, LLC, a Nevada limited liability company

By:	GPI NY Holdings, Inc.
a Nevada corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

GPI SC-A, LLC,
a Delaware limited liability company
GPI SC-SB, LLC, a Delaware limited liability company
GPI SC-SBII, LLC, a Delaware limited liability company
GPI SC-T, LLC, a Delaware limited liability company

By:	GPI SC Holdings, Inc.
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

GPI FL-A, LLC, a Nevada limited liability company
GPI FL-H, LLC, a Delaware limited liability company
GPI FL-VW, LLC, a Delaware limited liability company
GPI FL-VWII, LLC, a Delaware limited liability company
Key Ford, LLC, a Delaware limited liability company

By:	Group 1 FL Holdings, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

GPI NJ-HA, LLC a Nevada limited liability company
GPI NJ-HII, LLC a Nevada limited liability company

By:	NJ-H, Inc.
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

GPI NJ-SB, LLC
a Nevada limited liability company

By:	NJ-DM, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

Danvers-SU, LLC,
a Delaware limited liability company
By:	Group 1 Holdings-S, L.L.C.,
a Delaware limited liability company, its Sole Member
Group 1 Holdings-DC, L.L.C., a Delaware limited liability company
Group 1 Holdings-F, L.L.C., a Delaware limited liability company
Group 1 Holdings-GM, L.L.C., a Delaware limited liability company
Group 1 Holdings-H, L.L.C., a Delaware limited liability company
Group 1 Holdings-N, L.L.C., a Delaware limited liability company
Group 1 Holdings-S, L.L.C., a Delaware limited liability company
Group 1 Holdings-T, L.L.C., a Delaware limited liability company
Howard-DCIII, LLC, a Delaware limited liability company

By:	Group 1 Automotive, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

Group 1 Associates Holdings, LLC,
a Delaware limited liability company

By:	Group 1 Associates, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

Ira Automotive Group, LLC,
a Delaware limited liability company

By:	Danvers-T, Inc.,
a Delaware corporation, its Sole Member

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

GPI, Ltd., a Texas limited partnership
Rockwall Automotive-DCD, Ltd., a Texas limited partnership

By:	Group 1 Associates, Inc.,
a Delaware corporation, its General Partner

	By:	/s/ Darryl M. Burman
	Name:	Darryl M. Burman
	Title:	Vice President

[Signature Page to Indenture]

Dated as of December 8, 2015	WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee, Registrar and Paying Agent

	By:	/s/ Patrick T. Giordano
Patrick T. Giordano
Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

(Face of 5.250% Senior Note)

5.250% Senior Notes due 2023

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTE, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN

DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION AND HOLDING OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST THEREIN CONSTITUTES ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”) OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Regulation S Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH

REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTE, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTE ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTE OF $250,000, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION AND HOLDING OF THIS SECURITY, THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY OR ANY INTEREST THEREIN CONSTITUTES ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE,

LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”) OR AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY OR ANY INTEREST THEREIN WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

No.	$

CUSIP NO. [1]
ISIN

Group 1 Automotive, Inc. (including any successor thereto) promises to pay to [Cede & Co.]2 or registered assigns, the principal sum of              [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]3 on December 15, 2023.

Interest Payment Dates: June 15 and December 15, beginning June 15, 2016

Record Dates: June 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Initial Rule 144A Note CUSIP: 398905 AL3

Initial Rule 144A Note ISIN: US398905AL33

Initial Regulation S Note CUSIP: U03903 AD0

Initial Regulation S Note ISIN: USU03903AD00

Initial IAI Note CUSIP: 398905 AM1

Initial IAI Note ISIN: US398905AM16

[2]	For Global Notes only.
[3]	For Global Notes only.

GROUP 1 AUTOMOTIVE, INC.

By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Back of 5.250% Senior Note)

5.250% Senior Notes due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Group 1 Automotive, Inc., a Delaware corporation, and any successor thereto (the “Company”) promises to pay interest on the unpaid principal amount of this 5.250% Senior Note due 2023 (a “Note”) at a fixed rate of 5.250% per annum. The Company will pay interest in U.S. dollars semiannually in arrears on June 15 and December 15, commencing on June 15, 2016 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the June 1 and December 1 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder has given written wire transfer instructions to the Trustee at least 10 Business Days prior to the applicable Interest Payment Date, the Company will make all payments of principal, premium and interest, on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3) Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder, and the Company and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Company issued the Notes under an Indenture, dated as of December 8, 2015 (the “Indenture”), among the Company, the Subsidiary Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $300,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Subsidiary Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to December 15, 2018 at the option of the Company, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) At any time or from time to time on or after December 15, 2018, the Company, at its option, may redeem the Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period beginning December 15 of the years indicated below:

Year	Redemption Price
2018	103.938%
2019	102.625%
2020	101.313%
2021 and thereafter	100.000%

(c) In the event that on or before December 15, 2018, the Company receives net cash proceeds from the sale of its Common Stock in one or more Equity Offerings, the Company may use an amount not greater than the amount of such net cash proceeds to redeem up to 35% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding, the redemption date (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 65.0% of the aggregate principal amount of Notes issued (calculated after giving effect to any issuance of Additional Notes) under the Indenture remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 120 days after the date of the closing of any such Equity Offering.

(d) The Notes may also be redeemed in certain circumstances set forth in Section 4.13 of the Indenture.

(6) Offer to Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company may be required to offer to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer on terms set forth in the Indenture.

(b) Upon the occurrence of certain Asset Dispositions, the Company may be required to offer to purchase Notes as provided in the Indenture.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to Section 4.10 or the Change of Control Offer, as applicable, from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(7) Notice of Redemption. Notice of redemption shall be delivered at least 30 days but not more than 60 days before the redemption date (except that notices may be delivered more than 60 days before an expected redemption date if the notice is issued in accordance with Article VIII of the Indenture) to each Holder whose Notes are to be redeemed in accordance with Section 11.2 of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(8) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10) Amendment, Supplement and Waiver. The Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented as provided in the Indenture.

(11) Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain bankruptcy events) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default relating to specified bankruptcy events occurs, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes. Accelerations may be rescinded, and Events of Default may be waived as provided in the Indenture.

(12) No Recourse Against Others. No director, officer, employee, incorporator or stockholder, partner or member of the Company or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Company under the Notes or the Indenture or of any Subsidiary Guarantor under its Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Subsidiary Guarantees, to the extent permitted by applicable law.

(13) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Facsimile: (713) 647-5858

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature :
(Sign exactly as your name
appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[    ] Section 4.10        [    ] Section 4.13

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased: $

Date:

Your Signature :
(Sign exactly as your name
appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Facsimile: (713) 647-5858

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Corporate Trust, Municipal & Escrow Services

Re: 5.250% Senior Notes due 2023 CUSIP NO.

Reference is hereby made to that certain Indenture dated December 8, 2015 (the “Indenture”) among Group 1 Automotive, Inc. (the “Company”), the guarantors named therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $             principal amount of Notes held in (check applicable space)              book-entry or              definitive form by the undersigned.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred as follows:

CHECK ONE BOX BELOW:

(1)	☐	to the Company or any of its subsidiaries; or

(2)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	☐	transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act, in compliance with Rule 904 thereunder; or

(5)	☐	transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D of the Indenture); or

(6)	☐	transferred pursuant to another available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Securities, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF 5.250% SENIOR NOTES DUE 20234

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[4]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT SUBSIDIARY GUARANTORS]

This Supplemental Indenture and Subsidiary Guarantee, dated as of             , 20     (this “Supplemental Indenture” or “Subsidiary Guarantee”), among              (the “New Guarantor”), Group 1 Automotive, Inc. (together with its successors and assigns, the “Company”), each other then-existing Subsidiary Guarantor under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee, paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 8, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 5.250% Senior Notes due 2023 of the Company (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Company may be required to cause certain Restricted Subsidiaries of the Company to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Subsidiary Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

GROUP 1 AUTOMOTIVE, INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Facsimile: (713) 647-5858

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Corporate Trust, Municipal & Escrow Services

Re: Group 1 Automotive, Inc. (the “Company”) 5.250% Senior Notes due 2023 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of the Notes (CUSIP No.    ), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

The Company and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO IAIs]

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Facsimile: (713) 647-5858

Attention: Chief Financial Officer

Wells Fargo Bank, National Association

750 N. Saint Paul Place, Suite 1750

MAC T9263-170

Dallas, Texas 75201

Facsimile: (214) 756-7401

Attention: Corporate Trust, Municipal & Escrow Services

Re: Group 1 Automotive, Inc. (the “Company”) 5.250% Senior Notes due 2023 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $             principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Securities, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

D-1

2. We understand that the Notes have not been registered under the Securities Act (or the securities laws of any state or other jurisdiction) and, unless so registered, may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue, the original issue date of any additional Notes and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any of its subsidiaries, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Securities are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to non-U.S. persons, in compliance with Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and is purchasing for its own account or for the account of another institutional “accredited investor,” in each case in a minimum principal amount of Securities of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Securities for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

3. We [are] [are not] an affiliate of the Company.

D-2

The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-3